Exhibit 99.1

SG Blocks Reports Fourth Quarter and Full Year 2018 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

BROOKLYN, NY – March 28, 2019 – SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”),  a leading designer, innovator and fabricator of container-based structures, reported its financial results for the fourth quarter and full year ended December 31, 2018.

Key Fourth Quarter & Full Year 2018 Financial Highlights:

•	Revenue increased 9.6% to $2.3 million in Q4 2018, as compared to $2.1 million in Q4 2017.
•	Revenue increased 61.8% to $8.2 million in FY 2018, as compared to $5.1 million in FY 2017.
•	Gross profit for Q4 2018 totaled approximately $0.1 million, as compared to $0.2 million in Q4 2017. Gross profit margin as a percentage of revenue decreased to 5.4% in Q4 2018, as compared to 11.5% in Q4 2017.
•	Gross profit for FY 2018 totaled approximately $0.5 million, as compared to $0.6 million in FY 2017. Gross profit margin as a percentage of revenue totaled 6.6% in FY 2018, as compared to 12.5% in FY 2017.
•	Gross profit margin as a percentage of revenue for projects, excluding one $6.1 million contract, was 27% in Q4 2018 and 25% in FY 2018.
•	Net loss totaled $1.8 million, or $(0.43) per basic and diluted share, in Q4 2018, as compared to net loss of $1.1 million, or $(0.46) per basic and diluted share, in Q4 2017.
•	Net loss totaled $4.8 million, or $(1.14) per basic and diluted share in FY 2018, as compared to net loss of $4.5 million, or $(1.95) per basic and diluted share in FY 2018.
•	Adjusted EBITDA loss in Q4 2018 totaled $1.6 million, as compared to $0.6 million in Q4 2017. Adjusted EBITDA loss totaled $3.9 million in FY 2018, as compared to $1.7 million in FY 2017. (see below for further discussion about the presentation of Adjusted EBITDA, a non-GAAP financial measurement).

Key Fourth Quarter & Full Year 2018 Operational Highlights:

•	Construction backlog increased to $97.7 million as of December 31, 2018, as compared to $76.7 million at December 31, 2017, driven primarily by the addition of one large contract entered into by the company in the last quarter of 2018 for approximately $25.0 million.
•	Performed activity on 14 total projects in backlog during Q4 2018.
•	Realigned organizational structure to support record backlog and new customer additions, including appointing Scott Hill as Vice President of Operations.
•	Appointed Yaniv Blumenfeld, an experienced real estate investor, and James C. Potts, a 25-year commercial REIT veteran with extensive public company management experience, to our Board of Directors.
•	Signed Master Services Agreement with Grimshaw Architects, a leading global architecture firm, for incorporation into its global award-winning industrial design portfolio.
•	Secured three projects with the U.S. Navy totaling $2.7 million.
•	Entered into new venture, SG Residential, focused on creating affordable single-family container-based modular home solutions.
•	Received $25 million, multi-thousand container purchase order from Phoenix Hotel and Hospitality, the largest retail module contract to date for SG Blocks.
•	Partnered with Capital Plus Financial, one of the nation’s largest Community Development Financial Institutions, to provide affordable housing and an innovative mortgage product aimed at low- to moderate-income areas across the United States and Puerto Rico.

Management Commentary

“2018 was an incredible year of progress for SG Blocks, as we continued to execute upon our corporate vision,” said Paul Galvin, CEO of SG Blocks. “Since our public offering in June of 2017, SG Blocks has invested much time and effort into planting the seeds of growth for our future. Many of these goals were long-term and focused on building out our business model and we have made substantial progress.

“From a financial perspective, 2018 was a year of lessons learned for our company in terms of monetizing the larger projects in our backlog. Although we did not meet the expectations set forth in early 2018, we did make significant progress building a platform company that we believe will support double digit revenue growth in the years to come. Today we own those mistakes and will outline our renewed focus in two major areas that we anticipate will benefit shareholders over the long run.

Lessons Learned in 2018

“First, our projects are increasingly complex, and our existing systems were not as effective in managing certain processes as they were for less-complex projects. We determined that changes were needed in partnerships, personnel and the manner in which we monitor the work of others, including our clients. We believe we have made the necessary adjustments which will allow the company to be more proactive in identifying potential problems to revenue recognition and margin management. We have recruited and hired industry experts that have successfully delivered substantial modular projects that reflect our backlog and pipeline. They are tasked with keeping our projects on time and budget so that we can provide our shareholders with better visibility on the conversion of our backlog into revenue,” explained Mr. Galvin.

“Secondly, we have received consistent feedback from our shareholders that we are not doing a good enough job in explaining our conversion of backlog into revenue. In particular, we have received requests for more information regarding our larger contracts that are complex real property developments. Our shareholders are looking for more clarity, so they can complete their own financial due diligence, and it has been a challenge to date. We intend to do a better job of communicating regarding our projects while respecting our clients’ confidentiality in certain areas.

“What is and remains a constant is our unyielding effort to make SG Blocks the premier modular platform in the United States and we believe our experiences last year were invaluable for us. We anticipate successfully delivering complex commercial structures using our proprietary technology and methods. We will continue to monitor all of the internal systems that produce our product on a recurring basis,” continued Mr. Galvin.

2018 in Review

“We believe our record backlog stands as a testament to the fact that we have become one of the premier innovators in providing industry-approved, code engineered cargo shipping containers and purpose-built steel modules to meet the growing demand for safe and green (SG) construction. We have earned the trust of some of the best brands in the country and have demonstrated that SG Blocks can successfully scale partnerships, attract and retain an impressive management team and expand our capabilities through strategic partnerships that now position us for significant growth.

“During 2018, we accomplished three major initiatives that we believe position SG Blocks for an exciting 2019:

1.	We entered into a new venture, SG Residential, to develop sales channels and financing opportunities within the significant single-family modular housing market;

2.	We entered into a strategic partnership with Grimshaw Architects, a globally renowned architecture firm. This partnership allows us to leverage their industrial engineering expertise to develop new products and gives us the opportunity to participate in high-margin and high-visibility projects around the world and increase awareness of our unique container-based construction solution throughout the global architectural industry; and

3.	We completed a number of operational changes that are intended to realign our organizational structure to accelerate our manufacturing progress with shorter duration projects.

“On the financial front, 2018 was highlighted with increased top line revenue performance, penetration into new markets and some of the largest project awards in company history, which drove our construction backlog to $97.7 million, or approximately 718,336 square feet across 14 projects. Our gross profit margin as a percentage of revenue for projects, excluding one $6.1 million contract, was 27% in Q4 2018 and 25% in FY 2018, the highest in company history. We believe that certain delays with a legacy school project are not representative of current or future business in our pipeline.

“Based upon conversations with our customers, we expect to realize $22.6 million of our backlog in 2019, $54.6 million in 2020 and $20.5 million in 2021 and onwards.

“We believe that, given the asset-light nature of our business model, we can handle incremental revenue with a relatively modest increase in general and administrative expenses. We leverage both inventory and labor on our suppliers’ balance sheets and, in most cases, pay for products and services only after we have been paid by our customers. Our model creates significant leverage and reduces working capital constraints to growth,” added Mr. Galvin.

“With respect to our future cash needs, we have recently engaged potential credit and equity partners to fund projects in pipeline and backlog that will enable our customers to fund their projects from one source. We expect to provide a comprehensive update on our first quarter 2019 conference call on this transformative development.

“We anticipate we will be able to deliver notable revenue growth in the quarters to come, as we have realigned our operational structure to focus resources on quicker conversion opportunities in the food and beverage and residential sectors. Our pipeline of opportunities now stands at over $200 million with multi-family residential, humanitarian residential, schools and hospitality projects in the United States and abroad. We look forward to further operational execution in 2019 from both backlog conversion and contract wins from our current opportunity pipeline,” concluded Mr. Galvin.

Fourth Quarter and Full Year 2018 Financial Results

Revenue in Q4 2018 totaled $2.3 million, an increase of 9.6% compared to $2.1 million in Q4 2017. Revenue totaled $8.2 million in FY 2018, an increase of 61.8% as compared to $5.1 million in FY 2017. This increase in revenue was primarily a result of revenue being recognized on additional projects that were in progress for the year ended December 31, 2018 as compared to December 31, 2017.

Gross profit totaled $0.1 million in Q4 2018 as compared to $0.2 million in Q4 2017. Gross profit totaled $0.5 million in FY 2018 as compared to $0.6 million in FY 2017. Gross profit margin as a percentage of revenue decreased to 6.6% in FY 2018, as compared to 12.5% in FY 2017. Gross profit margin in 2018 was negatively affected by increased costs on one $6.1 million contract. Gross profit margin as a percentage of revenue for projects excluding the aforementioned $6.1 million contract was 27% in Q4 2018 and 25% in FY 2018.

Operating expenses increased to $1.9 million in Q4 2018 from $1.3 million in Q4 2017. Operating expenses increased to $5.4 million in FY 2018 from $3.9 million in FY 2017. The increase in operating expenses was primarily due an increase in marketing and business development expenses, personnel expense and a bad debt expense of $0.8 million related to the write-down of a receivable on one $6.1 million contract.

Net loss totaled $1.8 million, or $(0.43) per basic and diluted share, in Q4 2018, compared to net loss of $1.1 million, or $(0.46) per basic and diluted share, in Q4 2017. Net loss totaled $4.8 million, or $(1.14) per basic and diluted share, in FY 2018, compared to net loss of $4.5 million, or $(1.95) per basic and diluted share, in FY 2017. The increase in net loss was primarily due to the increase in operating expenses.

Construction backlog totaled $97.7 million at December 31, 2018, as compared to $76.7 million at December 31, 2017. The increase in backlog at the end of FY 2018 as compared to the end of FY 2017 was largely attributable to the addition of one large contract entered into by the company in the fourth quarter of 2018 for approximately $25.0 million. As of December 31, 2018, the company had 14 projects, or approximately 718,336 square feet, in backlog.

Adjusted EBITDA loss increased to $3.9 million in FY 2018 from $1.7 million in FY 2017. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

Cash and cash equivalents at December 31, 2018 totaled $1.4 million, as compared to $4.9 million at December 31, 2017.

Further details about the Company’s results in the fourth quarter and full year 2018 are available in its Annual Report on Form 10-K, accessible in the investor relations section of the Company’s website at www.sgblocks.com and through the U.S. Securities and Exchange Commission’s website.

Conference Call Information

SG Blocks CEO Paul Galvin and President and CFO Mahesh Shetty will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date: Thursday, March 28, 2019
Time: 4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number: 1-877-407-9716
International dial-in number: 1-201-493-6779
Conference ID: 13687803

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=133350 and via the investor relations section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available on March 28, 2019, after 7:30 p.m. Eastern time, through April 11, 2019.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13687803

Use of Non-GAAP Financial Information

In addition to our results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before certain non-recurring adjustments such as loss on conversion of convertible debentures, change in fair value of financial instruments and stock compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses our financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing our Company and our results of operations.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

	Year Ended December 31, 2018	Year Ended December 31, 2017
Net loss	$(4,844,021)	$(4,512,680)
Addback interest expense	-	330,388
Addback depreciation and amortization	596,383	590,778
EBITDA (non-GAAP)	(4,247,638)	(3,591,514)

Addback loss on conversion of convertible debentures	-	1,018,475
Less gain on reorganization	-	-
Less change in fair value of financial instruments	-	(96,327)
Addback non-cash consultant fee	-	254,500
Addback stock-based compensation expense	396,214	701,402
Adjusted EBITDA (non-GAAP)	$(3,851,424)	$(1,713,464)

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers and purpose-built steel modules for safe and sustainable construction. The Company offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, which is then customized to client specifications. For more information, visit www.sgblocks.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief or current expectations, are forward-looking statements. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in SG Blocks' filings with the Securities and Exchange Commission. Thus, actual results could be materially different from those presented herein. SG Blocks expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Media and Investor Relations:

Media
Kati Bergou
Rubenstein Public Relations
Vice President
212-805-3014
kbergou@rubensteinpr.com

Investor Relations
Chris Tyson
MZ North America
Managing Director
949-491-8235
chris.tyson@mzgroup.us

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31,	2018	2017

Assets
Current assets:
Cash and cash equivalents	$1,368,395	$4,870,824
Short-term investment	-	30,033
Accounts receivable, net	1,746,326	3,005,875
Costs and estimated earnings in excess of billings on uncompleted contracts	260,325	61,175
Prepaid expenses and other current assets	986,687	183,890
Total current assets	4,361,733	8,151,797

Property, plant and equipment, net	71,337	6,796
Goodwill	4,162,173	4,162,173
Intangible assets, net	2,443,929	3,028,247
Total Assets	$11,039,172	$15,349,013

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,624,218	$2,148,091
Billings in excess of costs and estimated earnings on uncompleted contracts	1,334,887	1,673,048
Total current liabilities	3,959,105	3,821,139

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; none issued or outstanding	-	-
Common stock, $0.01 par value, 300,000,000 shares authorized; 4,260,041 issued and outstanding as of December 31, 2018 and 2017, respectively	42,601	42,601
Additional paid-in capital	17,700,743	17,304,529
Accumulated deficit	(10,663,277)	(5,819,256)
Total stockholders’ equity	7,080,067	11,527,874
Total Liabilities and Stockholders’ Equity	$11,039,172	$15,349,013

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Year Ended December 31,	For the Year Ended December 31,
	2018	2017

Revenue:
Block sales	$57,522	$-
Construction services	7,306,654	4,638,053
Engineering services	826,536	423,532
Total	8,190,712	5,061,585

Cost of revenue:
Blocks sales	44,112	-
Construction services	6,985,439	4,095,509
Engineering services	618,428	332,269
Total	7,647,979	4,427,778

Gross profit	542,733	633,807

Operating expenses:
Payroll and related expenses	2,166,212	1,813,446
General and administrative expenses	2,760,655	1,753,236
Marketing and business development expense	387,400	271,092
Pre-project expenses	74,629	57,192
Total	5,388,896	3,894,966

Operating loss	(4,846,163)	(3,261,159)

Other income (expense):
Interest expense	-	(330,388)
Interest income	4	15
Other income	5,764	1,000
Loss on debt conversion	-	(1,018,475)
Change in fair value of financial instruments	-	96,327
Loss from equity affiliates	(3,626)	-
Total	2,142	(1,251,521)

Loss before income taxes	(4,844,021)	(4,512,680)
Income tax expense	-	-

Net loss	$(4,844,021)	$(4,512,680)

Net loss per share - basic and diluted:
Basic and diluted	$(1.14)	$(1.95)

Weighted average shares outstanding:
Basic and diluted	4,260,041	2,310,066

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2018 and 2017

	$0.01 Par Value Common Stock		Preferred	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Stock	Capital	Deficit	Equity

Balance – December 31, 2016	163,901	$1,639	$1,801,670	$4,936,562	$(1,306,576)	$5,433,295

Stock-based compensation	-	-	-	701,402	-	701,402

Exercise of stock options	2,803	28	-	8,381	-	8,409

Conversion of preferred stock	1,801,670	18,017	(1,801,670)	1,783,653	-	-

Issuance of common stock, net of issuance costs	1,725,000	17,250	-	7,042,364	-	7,059,614

Issuance of common stock for services	50,000	500	-	254,000	-	254,500

Conversion of convertible debentures	516,667	5,167	-	2,578,167	-	2,583,334

Net loss	-	-	-	-	(4,512,680)	(4,512,680)

Balance – December 31, 2017	4,260,041	$42,601	$-	$17,304,529	$(5,819,256)	$11,527,874

Stock-based compensation	-	-	-	396,214	-	396,214

Net loss	-	-	-	-	(4,844,021)	(4,844,021)

Balance- December 31, 2018	4,260,041	$42,601	$-	$17,700,743	$(10,663,277)	$7,080,067

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017

Cash flows from operating activities:
Net loss	$(4,844,021)	$(4,512,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	6,764	2,955
Amortization of intangible assets	589,619	587,823
Amortization of discount on convertible debentures	-	330,388
Bad debt expense	810,580	-
Interest income on short-term investment	(4)	(15)
Change in fair value of financial instruments	-	(96,327)
Loss on conversion of convertible instruments	-	1,018,475
Non-cash consultant fee	-	254,500
Stock-based compensation	396,214	701,402
Loss on equity affiliates	3,626	-
Changes in operating assets and liabilities:
Accounts receivable	448,969	(2,771,357)
Cost and estimated earnings in excess of billings on uncompleted contracts	(199,150)	(27,826)
Inventory	-	9,445
Prepaid expenses and other current assets	(802,797)	(59,170)
Intangible assets	-	(28,820)
Accounts payable and accrued expenses	476,127	1,797,318
Billings in excess of costs and estimated earnings on uncompleted contracts	(338,161)	1,624,570
Deferred revenue	-	(72,788)
Net cash used in operating activities	(3,452,234)	(1,242,107)

Cash flows provided by investing activities:
Proceeds from short-term investment	30,037	-
Purchase of property, plant and equipment	(71,306)	(4,192)
Purchase of intangible asset	(5,300)	-
Investment in and advances to equity affiliates	(3,626)	-
Net cash used in investing activities	(50,195)	(4,192)

Cash flows from financing activities:
Proceeds from exercise of stock options	-	8,409
Proceeds from public stock offering, net of offering costs	-	7,059,614
Payments on convertible debentures	-	(1,500,000)
Net cash provided by financing activities	-	5,568,023

Net increase (decrease) in cash and cash equivalents	(3,502,429)	4,321,724

Cash and cash equivalents - beginning of period	4,870,824	549,100

Cash and cash equivalents - end of period	$1,368,395	$4,870,824

Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible debentures to common stock	$-	$2,583,334
Conversion of preferred stock to common stock	$-	$1,801,670